SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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We appreciate that as a member of the P&G community, you are not only a shareholder, but one of the people whose hard work, creative ideas and common purpose have built P&G. Beyond your pride in P&G, we know how much this company means to your livelihood and to your family’s well-being. We also understand how much the share performance has disappointed you over the past decade. When a significant portion of your wealth is tied up in P&G stock, it’s no small matter that it has delivered half the returns of rival consumer products companies over the last decade.1 It means the value of your P&G nest egg is significantly less than it could be. We don’t think that’s right. You deserve to have your shares deliver all their potential value. As a fellow P&G shareholder, we want to share with you our thoughts about the future of our company and how we think the value of your investment can be significantly enhanced.

P&G is the biggest investment Trian has ever made, and like you, we have a commitment to its long-term success. We believe having a qualified, independent shareholder representative in the boardroom advocating for real change will go a long way towards making that happen. We think the P&G Board has not been as proactive as it should be, and as shareholders, we have the right to expect more. If our nominee, Nelson Peltz, is elected he will seek to engage with other Board members in a collaborative way to facilitate positive change that will help ensure the lasting prosperity of P&G.

This is not a choice between the existing Board and Nelson Peltz. Trian is NOT seeking to replace the CEO or any existing directors. Rather, this decision comes down to whether you believe having Nelson Peltz in the boardroom will help P&G make the breakthrough moves that can revitalize P&G so that it is once again the industry’s top performer. Nelson has a long track record of helping to improve performance at consumer companies and working collaboratively with management and boards. You can learn about what CEOs who have worked with Nelson think of him in the accompanying letter to all shareholders. As a gesture of our desire to encourage collaboration, Nelson’s first action as a director would be to recommend that the Board reappoint the P&G nominee who was not re-elected.

We think adding Nelson to the Board would be a big win for the Board, senior management and shareholders. Nelson’s approach is respectful and fact-based. That’s why Clayt Daley, a 35-year P&G veteran and former Vice Chairman and Chief Financial Officer, has chosen to work with us as an advisor. “If you're a Procter & Gamble shareholder, you should want Nelson Peltz in the boardroom. You have suffered substantially below market returns for enough years that something should change,” Clayt said. “Nelson can bring the energy and ideas to the boardroom that the company needs.”

We hope you will voice your concern about the serious issues still confronting P&G, along with your optimism about your Company’s great potential, by voting FOR Nelson Peltz using the WHITE proxy card today.

Together, we can revitalize P&G.

TRIAN FUND MANAGEMENT, L.P.

Sort through the proxy materials you have received and find the WHITE proxy cards/voting instruction forms. They will clearly say “WHITE” and “Trian” on them.

If you hold your shares through more than one account, you will receive a separate proxy card or voting instruction form for each account. It is important that you vote a WHITE proxy card for each account through which you hold shares.

Remember, only your latest-dated vote counts. Even if you inadvertently vote using P&G’s Blue proxy card, you have every legal right to change your vote by using Trian’s WHITE proxy card TODAY to vote “FOR” Nelson Peltz.

If you have questions about how to vote your shares, please contact the firm assisting us with the solicitation:

INNISFREE M&A INCORPORATED

Toll-Free at (877) 750-8338 (from the U.S. and Canada)

Or

(412) 232-3651 (from other locations)

1 Source: Capital IQ, SEC filings and annual reports. Total shareholder returns of the S&P 500, the Company and its peers measured through June 15, 2017, one day before rumors surfaced of Trian seeking P&G Board representation. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each is domiciled in the United States or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.